CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of VidiMedix Corporation

As independent public accountants, we hereby consent to the incorporation by reference to this Form 8-K of our report on VidiMedix Corporation as of December 31, 1999, and for the period then ended, dated August 30, 2000, included in e-MedSoft.com's previously filed Registration Statement File Nos. 333-34028, 333-34026 and 333-33602. It should be noted that we have not audited any financial statements of VidiMedix Corporation subsequent to December 31, 1999, or performed any audit procedures subsequent to the date of our report.


/s/ Arthur Andersen, LLP

Arthur Andersen, LLP


Austin, Texas
August 30, 2000